                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 Schedule 13G
                                (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (Amendment No._______)*

                            Sonic Innovations, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  83545M 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following pages)

                                 Page 1 of 23
                      Exhibit Index Contained on Page 21

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 2 of 22 Pages
-------------------------------------------------------------------------------

      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Accel IV L.P. ("A4")
      Tax ID Number:

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5  2,167,154 shares, except that Accel IV Associates L.P.
                        ("A4A"), the general partner of A4, may be deemed to
                        have sole voting power with respect to such shares and
        NUMBER OF       Swartz Family Partnership L.P. ("SFP"), James W. Breyer
                        ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D. Hill, III
         SHARES         ("Hill"), Paul H. Klingenstein ("Klingenstein"), Arthur
                        C. Patterson ("Patterson"), G. Carter Sednaoui
      BENEFICIALLY      ("Sednaoui") and James R. Swartz ("Swartz"), the general
                        partners of A4A, may be deemed to have shared voting
        OWNED BY        power with respect to such shares.
                     -----------------------------------------------------------
          EACH            SHARED VOTING POWER
                     6
       REPORTING          See response to row 5

         PERSON      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
          WITH       7   2,167,154 shares, except that A4A, the general partner
                         of A4, may be deemed to have sole dispositive power
                         with respect to such shares and Breyer, Evnin, Hill,
                         Klingenstein, Patterson, Sednaoui, Swartz, and SFP,
                         the general partners of A4A, may be deemed to have
                         shared dispositive power with respect to such shares.
                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8
                         See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,167,154

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 3 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Accel Keiretsu L.P. ("AK")
      Tax ID Number
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   44,953 shares, except that Accel Partners & Co., Inc.
                         ("AP&C"), the general partner of AK, may be deemed
                         to have sole voting powers with respect to such shares
                         and James W. Breyer ("Breyer"), Arthur C. Patterson
         NUMBER OF       ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and
                         James R. Swartz ("Swartz"), the officers of AP&C, may
          SHARES         be deemed to have shared voting powers with respect
                         to such shares.
       BENEFICIALLY  -----------------------------------------------------------
                          SHARED VOTING POWER
         OWNED BY    6
                          See response to row 5
           EACH
                     -----------------------------------------------------------
        REPORTING         SOLE DISPOSITIVE POWER
                     7   44,953 shares, except that AP&C, the general partner
          PERSON         of AK may be deemed to have sole dispositive powers
                         with respect to such shares and Breyer, Patterson,
           WITH          Sednaoui and Swartz, the officers of AP&C, may
                         be deemed to have shared dispositive powers with
                         respect to such shares.
                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8
                         See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     44,953

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 4 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Accel Partners & Co. Inc. ("AP&C")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   44,953 shares, all of which are directly owned by Accel
                         Keiretsu L.P. ("AK"). AP&C, the general partner of AK,
                         may be deemed to have sole power to vote these shares,
                         and James W. Breyer ("Breyer"), Arthur C. Patterson
         NUMBER OF       ("Patterson"), G. Carter Sednaoui ("Sednaoui ") and
                         James R. Swartz ("Swartz"), the officers of AP&C, may
          SHARES         be deemed to have shared power to vote these shares.

       BENEFICIALLY  -----------------------------------------------------------
                          SHARED VOTING POWER
         OWNED BY    6
                          See response to row 5
           EACH
                     -----------------------------------------------------------
        REPORTING         SOLE DISPOSITIVE POWER
                     7   44,953 shares, all of which are directly owned by AK.
                         AP&C, the general partner of AK, may be deemed to have
          PERSON sole power to dispose of these shares, and Breyer, Patterson, Sednaoui and Swartz, the officers of AP&C,
           WITH          may be deemed to have shared power to dispose of these
                         shares.
                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8
                         See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     44,953

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 5 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Accel Investors '95 L.P. ("AI95")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   101,735 shares, except that James W. Breyer ("Breyer"),
         NUMBER OF       Luke B. Evnin ("Evnin"), Eugene D. Hill, III ("Hill"),
                         Paul H. Klingenstein ("Klingenstein"), Arthur C.
          SHARES         Patterson ("Patterson"), G. Carter Sednaoui
                         ("Sednaoui") and James R. Swartz ("Swartz"), the
       BENEFICIALLY      general partners of AI95, may be deemed to have
                         shared voting power with respect to such shares.
         OWNED BY    -----------------------------------------------------------

           EACH      6
                          See response to row 5
        REPORTING
                     -----------------------------------------------------------
          PERSON          SOLE DISPOSITIVE POWER
                     7   101,735 shares, except that Breyer, Evnin, Hill,
           WITH          Klingenstein, Patterson, Sednaoui and Swartz, the
                         general partners of AI95, may be deemed to have shared
                         dispositive power with respect to such shares.
                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8
                         See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     101,735

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 6 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Accel IV Associates L.P. ("A4A")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   2,167,154 shares, all of which are directly owned by
         NUMBER OF       Accel IV L.P. ("A4"). A4A, the general partner of A4,
                         may be deemed to have sole power to vote these shares,
          SHARES         and Swartz Family Partnership L.P. ("SFP"), James W.
                         Breyer ("Breyer"), Luke B. Evnin ("Evnin"), Eugene D.
       BENEFICIALLY      Hill, III ("Hill"), Paul H. Klingenstein
                         ("Klingenstein"), Arthur C. Patterson ("Patterson"), G.
         OWNED BY        Carter Sednaoui ("Sednaoui") and James R. Swartz
                         ("Swartz"), the general partners of A4A, may be deemed
           EACH          to have shared power to vote these shares.
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6    See response to row 5.

           WITH      -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   2,167,154 shares, all of which are directly owned by
                         A4. A4A, the general partner of A4, may be deemed to have sole power to dispose of these shares and SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz, the general partners of A4A, may be deemed to have shared power to dispose of these shares.
                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8
                         See response to row 7
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,167,154

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 7 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Swartz Family Partnership L.P. ("SFP")
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,167,154 shares, all of which are directly owned by
                         Accel IV L.P. ("A4"). SFP is a general partner of Accel
           WITH          IV Associates L.P. ("A4A"), the general partner of A4,
                         and may be deemed to have shared voting power with
                         respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares

                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8 2,167,154 shares, all of which are directly owned by A4. SFP is a general partner of A4A, the general partner of A4, and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,167,154

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                    Page 8 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Ellmore C. Patterson Partners ("ECPP")
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   52,049 shares. Arthur C. Patterson ("Patterson") is the
         NUMBER OF       general partner of ECPP and may be deemed to have sole
                         voting power with respect to such shares.
          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   0 shares.

           WITH
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   52,049 shares. Patterson is the general partner of ECPP
                         and may be deemed to have sole dispositive power with
                         respect to such shares.
                     -----------------------------------------------------------
                         SHARED DISPOSITIVE POWER
                     8   0 shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     52,049

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      PN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 9 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James W. Breyer ("Breyer")
      Tax ID Number
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares.
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,313,842 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4") and 44,953 are
           WITH          shares directly owned by Accel Keiretsu L.P. ("AK")
                         and 101,735 are shares directly owned by Accel
                         Investors '95 L.P. ("AI95"). Breyer is a general
                         partner of Accel IV Associates L.P. ("A4A"), the
                         general partner of A4, an officer of Accel Partners &
                         Co., Inc. ("AP&C"), the general partner of AK, and a
                         general partner of AI95 and may be deemed to have
                         shared voting power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares.

                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 2,313,842 shares, of which 2,167,154 are shares directly owned by A4, 44,953 are shares directly owned by AK and 101,735 are shares directly owned by AI95. Breyer is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, and a general partner of AI95 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,313,842

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 10 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Luke B. Evnin ("Evnin")
      Tax ID Number
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares.
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,268,889 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4") and 101,735 are
           WITH          shares directly owned by Accel Investors '95 L.P.
                         ("AI95"). Evnin is a general partner of Accel IV
                         Associates L.P. ("A4A"), the general partner of A4 and
                         a general partner of AI95 and may be deemed to have
                         shared voting power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares.

                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 2,268,889 shares, of which 2,167,154 are shares directly owned by A4 and 101,735 are shares directly owned by AI95. Evnin is a general partner of A4A, the general partner of A4 and a general partner of AI95 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,268,889

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 11 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Eugene D. Hill, III ("Hill")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares.
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,268,889 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4") and 101,735 are
           WITH          shares directly owned by Accel Investors '95 L.P.
                         ("AI95"). Hill is a general partner of Accel IV
                         Associates L.P. ("A4A"), the general partner of A4 and
                         a general partner of AI95 and may be deemed to have
                         shared voting power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares.

                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 2,268,889 shares, of which 2,167,154 are shares directly owned by A4 and 101,735 are shares directly owned by AI95. Hill is a general partner of A4A, the general partner of A4 and a general partner of AI95 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,268,889

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 12 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Paul H. Klingenstein ("Klingenstein")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares.
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,268,889 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4") and 101,735 are
           WITH          shares directly owned by Accel Investors '95 L.P.
                         ("AI95"). Klingenstein is a general partner of Accel IV
                         Associates L.P. ("A4A"), the general partner of A4 and
                         a general partner of AI95 and may be deemed to have
                         shared voting power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares.

                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 2,268,889 shares, of which 2,167,154 are shares directly owned by A4, and 101,735 are shares directly owned by AI95. Klingenstein is a general partner of A4A, the general partner of A4 and a general partner of AI95 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,268,889

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 13 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Arthur C. Patterson ("Patterson")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   52,049 shares, all of which are directly owned by
         NUMBER OF       Ellmore C. Patterson Partners ("ECPP"). Patterson is
                         the general partner of ECPP and may be deemed to have
          SHARES         sole voting power with respect to such shares.

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,313,842 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4"), 44,953 are
           WITH          shares directly owned by Accel Keiretsu L.P. ("AK") and
                         101,735 are shares directly owned by Accel Investors
                         '95 L.P. ("AI95"). Patterson is a general partner of
                         Accel IV Associates L.P. ("A4A"), the general partner
                         of A4, an officer of Accel Partners & Co., Inc.
                         ("AP&C"), the general partner of AK, and a general
                         partner of AI95 and may be deemed to have shared voting
                         power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   52,049 shares, all of which are directly owned by ECPP.
                         Patterson is the general partner of ECPP and may be
                         deemed to have sole dispositive power with respect to
                         such shares.
                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8   2,313,842 shares, of which 2,167,154 are shares
                         directly owned by A4, 44,953 are shares directly owned
                         by AK and 101,735 are shares directly owned by AI95.
                         Patterson is a general partner of A4A, the general
                         partner of A4, an officer of AP&C, the general partner
                         of AK, and a general partner of AI95 and may be deemed
                         to have shared dispositive power with respect to such
                         shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,365,891

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      12.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 14 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      G. Carter Sednaoui ("Sednaoui")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares.
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,313,842 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4"), 44,953 are
           WITH          shares directly owned by Accel Keiretsu L.P. ("AK") and
                         101,735 are shares directly owned by Accel Investors
                         '95 L.P. ("AI95"). Sednaoui is a general partner of
                         Accel IV Associates L.P. ("A4A"), the general partner
                         of A4, an officer of Accel Partners & Co., Inc.
                         ("AP&C"), the general partner of AK, and a general
                         partner of AI95 and may be deemed to have shared voting
                         power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares.

                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 2,313,842 shares, of which 2,167,154 are shares directly owned by A4, 44,953 are shares directly owned by AK and 101,735 are shares directly owned by AI95. Sednaoui is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, and a general partner of AI95 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,313,842

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

===============================================================================
  CUSIP NO. 83545M 10 9               13G                   Page 15 of 22 Pages
-------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James R. Swartz ("Swartz")
      Tax ID Number:
-----------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5   0 shares.
         NUMBER OF

          SHARES

       BENEFICIALLY

         OWNED BY

           EACH
                     -----------------------------------------------------------
        REPORTING         SHARED VOTING POWER

          PERSON     6   2,313,842 shares, of which 2,167,154 are shares
                         directly owned by Accel IV L.P. ("A4"), 44,953 are
           WITH          shares directly owned by Accel Keiretsu L.P. ("AK") and
                         101,735 are shares directly owned by Accel Investors
                         '95 L.P. ("AI95"). Swartz is a general partner of
                         Accel IV Associates L.P. ("A4A"), the general partner
                         of A4, an officer of Accel Partners & Co., Inc.
                         ("AP&C"), the general partner of AK, and a general
                         partner of AI95 and may be deemed to have shared voting
                         power with respect to such shares.
                     -----------------------------------------------------------
                          SOLE DISPOSITIVE POWER
                     7   0 shares.

                     -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     8 2,313,842 shares, of which 2,167,154 are shares directly owned by A4, 44,953 are shares directly owned by AK and 101,735 are shares directly owned by AI95. Swartz is a general partner of A4A, the general partner of A4, an officer of AP&C, the general partner of AK, and a general partner of AI95 and may be deemed to have shared dispositive power with respect to such shares.
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
9     2,313,842

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      11.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN

------------------------------------------------------------------------------

ITEM 1(a).  NAME OF ISSUER:
            ----------------

            Sonic Innovations, Inc.

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            ------------------------------------------------

            2795 East Cottonwood Parkway, Suite 660
            Salt Lake City, Utah 84121

ITEM 2(a).  NAME OF PERSONS FILING:
            -----------------------

            This Statement is filed by Accel IV L.P., a Delaware limited partnership ("A4"), Accel IV Associates L.P., a Delaware limited partnership and the general partner of A4 ("A4A"), Accel Keiretsu L.P., a Delaware limited partnership ("AK"), Accel Partners & Co. Inc., a Delaware corporation and the general partner of AK ("AP&C"), Accel Investors '95 L.P., a Delaware limited partnership ("AI95"), Ellmore C. Patterson Partners ("ECPP"), a Delaware limited partnership, the Swartz Family Partnership L.P. ("SFP"), a Delaware limited partnership and a general partner of A4A, James W. Breyer ("Breyer"), a general partner of A4A, an officer of AP&C and a general partner of AI95, Luke B. Evnin ("Evnin"), a general partner of A4A and AI95, Eugene D. Hill, III ("Hill"), a general partner of A4A and AI95, Paul H. Klingenstein ("Klingenstein"), a general partner of A4A and AI95, Arthur C. Patterson ("Patterson"), a general partner of A4A and ECPP, an officer of AP&C and a general partner of AI95, G. Carter Sednaoui ("Sednaoui"), a general partner of A4A, an officer of AP&C and a general partner of AI95, and James
            R. Swartz ("Swartz"), a general partner of A4A and SFP, an officer of AP&C and a general partner of AI95. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A4A, the general partner of A4, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A4. AP&C, the general partner of AK, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK. SFP, Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of A4A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A4. Breyer, Patterson, Sednaoui and Swartz are officers of AP&C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are general partners of AI95 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI95.



ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
            -------------------------------------------------------------

            The address of the principal business office for each of the Reporting Persons is:

            428 University Avenue

            Palo Alto, CA  94301

ITEM 2(c)  CITIZENSHIP:
           ------------

            A4, AK, AI95, A4A, SFP and ECPP are Delaware limited partnerships. AP&C is a Delaware corporation. Breyer, Evnin, Hill, Klingenstein, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(d).  TITLE OF CLASS OF SECURITIES:
            -----------------------------

            Common Stock

ITEM 2(e).  CUSIP NUMBER:
            -------------

            CUSIP # 83545M 10 9

ITEM 3.  Not Applicable
         --------------

ITEM 4.  OWNERSHIP:
         ----------


            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

               (a)  Amount beneficially owned:
               ---  -------------------------

               See Row 9 of cover page for each Reporting Person.

               (b)  Percent of Class:
               ---  ----------------

               See Row 11 of cover page for each Reporting Person.

               (c)  Number of shares as to which such person has:
               ---  --------------------------------------------

                         (i)  Sole power to vote or to direct the vote:
                         ---  ----------------------------------------

                         See Row 5 of cover page for each Reporting Person.

                         (ii) Shared power to vote or to direct the vote:
                         ---- ------------------------------------------

                         See Row 6 of cover page for each Reporting Person.

                         (iii)  Sole power to dispose or to direct the
                         -----  --------------------------------------
                                disposition of:
                                ---------------

                         See Row 7 of cover page for each Reporting Person.

                         (iv) Shared power to dispose or to direct the
                         ---- ----------------------------------------
                              disposition of:
                              ---------------

                         See Row 8 of cover page for each Reporting Person.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
         ---------------------------------------------

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
         ---------------------------------------------------------------

         Under certain circumstances set forth in the partnership agreements of A4, AK, AI95, A4A, SFP and ECPP, and the operating agreement of AP&C, the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner or shareholder.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         ----------------------------------------------------------------------
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
         ---------------------------------------------------------

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
         ---------------------------------------------------------

         Not applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:
         ------------------------------

         Not applicable

ITEM 10.  CERTIFICATION:
          -------------

         Not applicable

                                   SIGNATURE
                                   ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001


Entities:

Accel IV L.P.
Accel Keiretsu L.P.
Accel Investors '95 L.P.
Accel IV Associates L.P.
Accel Partners & Co. Inc.          By: /s/ G. Carter Sednaoui
Ellmore C. Patterson Partners        ------------------------------------
Swartz Family Partnership L.P.       G. Carter Sednaoui, Attorney-in-fact
                                     for above-listed entities

Individuals:
James W. Breyer
Luke B. Evnin
Eugene D. Hill, III
Paul H. Klingenstein
Arthur C. Patterson
G. Carter Sednaoui               By: /s/ G. Carter Sednaoui
James R. Swartz                      ------------------------------------
                                   G. Carter Sednaoui, Individually and as
                                   Attorney-in-fact for above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                             Found on
                                                           Sequentially
Exhibit                                                    Numbered Page
-------                                                    -------------

Exhibit A:  Agreement of Joint Filing                            22

Exhibit B:  Reference to G. Carter Sednaoui as Attorney-in-Fact  23